CorEnergy Announces Repurchase Program

KANSAS CITY, Mo.-March 23, 2020 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced that its Board of Directors has authorized a repurchase program for the Company to buy up to the remaining amount outstanding of its 7.00% Convertible Senior Notes Due 2020, and up to $5 million of its common stock and 7.375% Series A Cumulative Redeemable Preferred Stock. The Company plans to repurchase notes or shares from time to time through open market transactions, including through block purchases, in privately negotiated transactions or otherwise. The timing, manner, price and amount of any repurchases are to be determined by senior management, depending on market prices and other conditions.

“With a strong balance sheet and more than $250 million in available liquidity, we believe 2020 will present attractive portfolio growth opportunities for our company,” said Dave Schulte, Chairman and Chief Executive Officer. “However, our board also recognizes that repurchasing shares or notes in this unusual time is an attractive investment opportunity.”

Purchases of notes or shares will be financed with general corporate funds. The repurchase program does not obligate the Company to acquire any of its notes, common or preferred stock, or to acquire any particular number of notes or shares, and the program may be extended, modified, suspended or discontinued at any time at the Company's discretion. Purchases may be made through the program through August 20, 2020.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit